Agreement and Plan of Merger
                                     among
                      Take-Two Interactive Software Inc.,
                             JAG Acquisition Corp.
                         (its wholly-owned subsidiary)
                                      and
                            Jack of All Games, Inc.

                                   ----------

                                August 22, 1998

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.  The Merger...............................................................  1
         1.1.  The Merger....................................................  1
         1.2.  Effective Date................................................  1
         1.3.  Effect of the Merger..........................................  2
         1.4.  Certificate of Incorporation; Code of
               Regulations...................................................  2
         1.5.  Directors and Officers of Surviving Corporation...............  2
         1.6.  Conversion of Securities......................................  3

2.  Representations and Warranties as to JAG.................................  3
         2.1.  Organization, Standing and Power..............................  3
         2.2.  Capitalization................................................  4
         2.3.  Ownership of JAG Capital Stock................................  4
         2.4.  Interests in Other Entities...................................  5
         2.5.  Authority.....................................................  5
         2.6.  Noncontravention..............................................  6
         2.7.  Financial Statements..........................................  6
         2.8.  Absence of Undisclosed Liabilities............................  7
         2.9.  Guaranties....................................................  7
         2.10. Accounts and Notes Receivable.................................  7
         2.11. Absence of Changes............................................  8
         2.12. Litigation....................................................  8
         2.13. No Violation of Law...........................................  8
         2.14. Properties....................................................  8
         2.15. Intangibles/Inventions........................................  9
         2.16. Systems and Software..........................................  9
         2.17. Tax Matters................................................... 10
         2.18. Insurance..................................................... 11
         2.19. Banks; Powers of Attorney..................................... 11
         2.20. Employee Arrangements......................................... 11
         2.21. ERISA......................................................... 12
         2.22. Environmental Matters......................................... 12
         2.23. Business Practices and Commitments............................ 12
         2.24. Certain Business Matters...................................... 13
         2.25. Certain Contracts............................................. 13
         2.26. Customers and Suppliers....................................... 14
         2.27. Approvals/Consents............................................ 14
         2.28. Information as to JAG......................................... 14
         2.29. Pooling of Interests.......................................... 14
         2.30  Securities Act Representation ................................ 15


3.  Representations and Warranties as to TTIS and
    Subsidiary............................................................... 15
         3.1.  Organization, Standing and Power.............................. 15
         3.2.  Interests in Other Entities................................... 16
         3.3.  Capitalization................................................ 16
         3.4.  Authority..................................................... 17
         3.5.  Noncontravention.............................................. 17
         3.6.  Litigation.................................................... 18
         3.7.  No Violation of Law........................................... 18

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                                                                            Page
                                                                            ----

         3.8.  Accounts and Notes Receivable................................. 18
         3.9.  Properties.................................................... 19
         3.10. Systems and Software.......................................... 19
         3.11. Intangibles/Inventions........................................ 20
         3.12. Tax Matters................................................... 20
         3.13. Securities and Exchange Commission Filings;
               Financial Statements.......................................... 21
         3.14. Stock Issuable in Merger...................................... 22
         3.15. Absence of Changes............................................ 22
         3.16. Environmental Matters......................................... 22
         3.17. Approvals/Consents............................................ 23
         3.18. Pooling of Interests.......................................... 23
         3.19. Information as to TTIS and Subsidiary......................... 23

4.  Indemnification.......................................................... 23
         4.1.  Indemnification by the Shareholders........................... 23
         4.2.  Indemnification by TTIS and Subsidiary........................ 24
         4.3.  Third Party Claims............................................ 24
         4.4.  Limitation.................................................... 25
         4.5.  Assistance.................................................... 26

5.  Covenants................................................................ 26
         5.1.  Investigation................................................. 26
         5.2.  Non Compete Covenant.......................................... 26
         5.3.  Consummation of Transaction................................... 27
         5.4.  Cooperation/Further Assurances................................ 27
         5.5.  Accuracy of Representations................................... 27
         5.6.  Notification of Certain Matters............................... 27
         5.7.  Broker........................................................ 28
         5.8.  No Solicitation of Transactions............................... 28
         5.9.  Prohibited Conduct............................................ 28
         5.10. Tax-Free Reorganization....................................... 31
         5.11. Pooling of Interests.......................................... 31
         5.12. Payment of Taxes Upon Merger.................................. 31
         5.13. Stock Options................................................. 31
         5.14. Employment Agreements......................................... 31
         5.15. Registration Rights Agreement................................. 31
         5.16. Business Office............................................... 32
         5.17  TTIS Board of Director ....................................... 32

6.  Conditions of Merger..................................................... 32
         6.1.  Conditions to Obligations of TTIS and Subsidiary
               to Effect the Merger.......................................... 32
                  (a)  Accuracy of Representations and Warranties............ 32
                  (b)  Performance of Agreements............................. 32
                  (c)  Results of Investigation.............................. 32
                  (d)  Board Authorization................................... 32
                  (e)  Pooling of Interests.................................. 33
                  (f)  Affiliate Letters..................................... 33
                  (g)  Financing Arrangements................................ 33

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                                                                            Page
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                  (h)  Tangible Net Worth.................................... 33
                  (i)  Opinion of Counsel for JAG............................ 33
                  (j)  Litigation............................................ 33
                  (k)  Consents and Approvals................................ 33
                  (l)  Date of Consummation.................................. 34
                  (m)  Validity of Transactions.............................. 34
                  (n)  No Material Adverse Change............................ 34
                  (o)  Employment Agreements................................. 34
                  (p)  Closing Certificate................................... 34
         6.2.   Conditions to Obligations of JAG and the
                Shareholders to Effect the Merger............................ 34
                  (a)  Accuracy of Representations and Warranties............ 34
                  (b)  Performance of Agreements............................. 35
                  (c)  Board Authorization................................... 35
                  (d)  Litigation............................................ 35
                  (e)  Consents and Approvals................................ 35
                  (f)  Pooling of Interests.................................. 35
                  (g)  Opinion of Counsel for TTIS and the subsidiary........ 35
                  (h)  No Material Adverse Change............................ 36
                  (i)  Date of Consummation.................................. 36
                  (j)  Validity of Transactions.............................. 36
                  (k)  Stock Options......................................... 36
                  (l)  Employment Agreements................................. 36
                  (m)  Registration Rights Agreement......................... 36
                  (n)  Closing Certificate................................... 36

7.  The Closing.............................................................. 36
         7.1.   Deliveries by TTIS and Subsidiary at the Closing............. 37
         7.2.   Deliveries by JAG and/or the Shareholders at the
                Closing...................................................... 37
         7.3.   Other Deliveries............................................. 38

8.  Termination, Amendment and Waiver........................................ 38
         8.1.   Termination.................................................. 38
         8.2.   Effect of Termination........................................ 39
         8.3.   Fees and Expenses............................................ 39
         8.4.   Waiver....................................................... 40

9.  Survival of Representations and Warranties............................... 40

10.  General Provisions...................................................... 40
         10.1.  Notices...................................................... 40
         10.2.  Severability................................................. 41
         10.3.  Entire Agreement............................................. 41
         10.4.  Amendment.................................................... 41
         10.5   Schedules ................................................... 41
         10.6.  No Assignment................................................ 41
         10.7.  Governing Law................................................ 41
         10.8.  Counterparts................................................. 43


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

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of August 22, 1998 (the "Agreement"), among Take-Two Interactive Software, Inc., a Delaware corporation ("TTIS"); JAG Acquisition Corp., a Delaware corporation wholly-owned subsidiary of TTIS ("Subsidiary"); Jack of All Games, Inc., an Ohio corporation ("JAG"); David Rosenbaum ("David"), Robert Alexander ("Robert"), and Thomas Rosenbaum ("Thomas"). David, Robert and Thomas are sometimes referred to as the "Shareholders."

                              W I T N E S S E T H :

     WHEREAS, JAG is in the business of distributing computer software (the "Business"); and

     WHEREAS, TTIS desires to acquire all of the outstanding capital stock of JAG; and

     WHEREAS, the Board of Directors of TTIS, the Board of Directors of Subsidiary, TTIS as the sole shareholder of Subsidiary, and the Board of Directors of JAG and Shareholders have: (a) determined that it is in the best interests of their respective companies for the Subsidiary to be merged with and into JAG upon the terms and subject to the conditions set forth herein; and (b) approved the merger of the Subsidiary with and into JAG (the "Merger") in accordance with the Delaware General Corporation Law of the State of Delaware ("Delaware Law") and the General Corporation Law of the State of Ohio ("Ohio Law"), and upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     1. The Merger.

          1.1. The Merger. At the Effective Date (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, Delaware Law and Ohio Law, Subsidiary shall be merged with and into JAG, the separate corporate existence of the Subsidiary shall cease, and JAG shall continue as the surviving corporation, operating as a wholly-owned subsidiary of TTIS. JAG, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

          1.2. Effective Date. As promptly as practicable after the satisfaction or waiver of the conditions set forth in


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     Section 6, unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to
     Section 8.1, Subsidiary and JAG shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretaries of State of the States of Delaware and Ohio in the form of Exhibit A and making such other filings as may be required by Delaware Law and Ohio Law, in such form as required by and executed in accordance with such laws (the time of the last of such filings to be made being the "Effective Date").

          1.3. Effect of the Merger. At the Effective Date, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and Ohio Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date, all the rights, privileges, powers, franchises and all property (real, personal and mixed) of the Subsidiary and all debts due the Subsidiary as listed on Schedule 1.3.A shall vest in JAG, and all debts, liabilities, obligations and duties of the Subsidiary as listed on Schedule 1.3.B shall become the debts, liabilities, obligations and duties of JAG.

          1.4. Certificate of Incorporation; Code of Regulations.

               (a) The Certificate of Incorporation of JAG, as in effect immediately prior to the Effective Date (annexed hereto as Exhibit B), shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law or such Certificate of Incorporation.

               (b) The Code of Regulations of JAG, as in effect immediately prior to the Effective Date (annexed hereto as Exhibit C), shall be the Code of Regulations of the Surviving Corporation until thereafter amended as provided by law or by the Certificate of Incorporation of the Surviving Corporation or the By-Laws of the Surviving Corporation.

          1.5. Directors and Officers of Surviving Corporation.

               (a) Ryan Brant, the sole director of the Subsidiary shall, at the Effective Date, be the duly appointed director of the Surviving Corporation, to hold office in accordance with applicable law, the Certificate of Incorporation and By-Laws of the Surviving Corporation until resignation, removal or replacement.

               (b) Each of Nicholas Alexander, Robert, David and Thomas, shall, at the Effective Date, be duly nominated and appointed as Chief Executive Officer, President, Chairman of the Board and Senior Vice President, respectively, of the Surviving Corporation, and shall constitute the initial officers

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          of the Surviving Corporation, in each case to serve at the pleasure of the Board of Directors of JAG until their respective resignation, removal or placement.

          1.6. Conversion of Securities. At the Effective Date, by virtue of the Merger and without any action on the part of TTIS, Subsidiary, JAG or the
     Shareholders:

               (a) The outstanding shares of JAG Capital Stock (as defined in
          Section 2.2 hereof) shall be converted into the right to receive an aggregate of 2,750,000 shares of Common Stock, $.01 par value per share, of TTIS ("TTIS Common Stock") (hereafter referred to as the "Share Consideration"), to be distributed to the Shareholders, pro rata, as set forth in Schedule 1.6(a). All such shares of JAG Capital Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and become Treasury Stock subject to issuance pursuant to Section 1.6(e).

               (b) Any warrant or option convertible or exchangeable into JAG Capital Stock shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

               (c) From and after the Effective Date, the holders of certificates evidencing ownership of shares of JAG Capital Stock shall cease to have any rights with respect to the shares of JAG Capital Stock.

               (d) No fractional shares of TTIS Common Stock shall be issued in connection with the Merger and the Shareholders will be issued a whole share of TTIS Common Stock in lieu of any fractional shares.

               (e) Each share of the common stock, par value $.01 per share, of the Subsidiary issued and outstanding at the Effective Date shall be converted into the right to receive one fully paid and nonassessable share of common stock of the Surviving Corporation.

     2. Representations and Warranties as to JAG. Each of the Shareholders and JAG, jointly and severally, represents and warrants to TTIS and Subsidiary as follows:

          2.1. Organization, Standing and Power. JAG is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on the Business as currently conducted by it and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. Except as set forth on Schedule 2.1, there are no states or jurisdictions in which the

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     character and location of any of the properties owned or leased by JAG, or the conduct of the Business makes it necessary for JAG to qualify to do business as a foreign corporation. True and complete copies of the Certificate of Incorporation of JAG and all amendments thereof, and of the Code of Regulations of JAG, as amended to date, have heretofore been furnished to TTIS. JAG's minute books contain complete and accurate records of all meetings and other corporate actions of JAG's stockholders and Board of Directors (including committees of its Board of Directors).

          2.2. Capitalization. (a) The authorized capital stock of JAG consists of: 750 shares of common stock, no par value (the "JAG Common Stock"), of which 100 shares of JAG Common Stock are outstanding. The shares of JAG Common Stock and JAG Preferred Stock are sometimes hereinafter collectively referred to as "JAG Capital Stock". All of the JAG Capital Stock is duly authorized, validly issued, fully paid and nonassessable. Schedule 2.2 sets forth a true and complete list of the holders of all outstanding shares of JAG Capital Stock, and the holders of all outstanding options and warrants issued by JAG, which shares, options and warrants are held by them in the amounts set forth on Schedule 2.2. Except as contemplated by the Merger and except as set forth on Schedule 2.2, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of JAG or obligating JAG to issue or sell any shares of capital stock of or other equity interests in JAG. There is no personal liability, and there are no preemptive rights with regard to the capital stock of JAG, and no right-of-first refusal or similar catch-up rights with regard to such capital stock. Except as set forth on Schedule 2.2 and except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of JAG to (A) repurchase, redeem or otherwise acquire any shares of JAG Capital Stock (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (C) issue or distribute to any person any capital stock of JAG, or (D) issue or distribute to holders of any of the capital stock of JAG any evidences of indebtedness or assets of JAG. All of the outstanding securities of JAG have been issued and sold by JAG in full compliance with applicable federal and state securities laws.

          2.3. Ownership of JAG Capital Stock. Except as listed on Schedule 2.3, the Shareholders have good and marketable title to all of the issued and outstanding shares of JAG Capital Stock, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever ("Liens"), and on the Closing Date (as defined in Section 7 hereof) will own all of the JAG Capital Stock, free and clear of any and all Liens, including, but not limited to, any claims by any present or former stockholders of JAG.

          2.4. Interests in Other Entities.

               (a) JAG does not have any direct or indirect subsidiaries or own, directly or indirectly, of record or beneficially, shares of voting stock or other equity securities in any other corporation.

               (b) None of the Shareholders (individually or jointly): (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation engaged in the same or similar business to that business engaged in by JAG at the Effective Date (other than not more than one percent (1%) of the publicly-traded capital stock of corporations engaged in such business held solely for investment purposes); (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity engaged in the same or similar business to that business engaged in by JAG at the Effective Date; or (iii) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any other person or entity engaged in the same or similar business to that business engaged in by JAG at the Effective Date, or (B) to share any profits or capital investments or both from a entity engaged in the same or similar business to that business engaged in by JAG at the Effective Date.

          2.5. Authority. The execution and delivery by JAG of this Agreement and of all of the agreements to be executed and delivered by JAG pursuant hereto (collectively, the "JAG Documents"), the performance by JAG of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of JAG (including, but not limited to, the unanimous consents of the Board of Directors of JAG and of the Shareholders) and JAG has all necessary corporate power and corporate authority with respect thereto. The Shareholders are individuals having all necessary capacity, power and authority to execute and deliver this Agreement and such other agreements to be executed and delivered by either of them pursuant hereto (collectively, the "Shareholder Documents") and to consummate the transactions contemplated hereby and thereby. This Agreement is, and when executed and delivered by JAG and the Shareholders, each of the other agreements to be delivered by either or both of them pursuant hereto will be, the valid and binding obligations of JAG and the Shareholders, to the extent they are parties thereto, in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

          2.6. Noncontravention. Except as set forth on Schedule 2.6, neither the execution and delivery by JAG or the Shareholders of this Agreement or of any other JAG Documents or Shareholder Documents to be executed and delivered by either or both of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation, By-Laws or other constituent documents of JAG, each as amended to date, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to any of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either or both of them is a party or by which either or both of them or any of their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either or both of them, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the assets of JAG (the "Assets") or the JAG Capital Stock, or (e) interfere with or otherwise adversely affect the ability of JAG to carry on the Business after the Effective Date on substantially the same basis as is now conducted by JAG.

          2.7. Financial Statements. JAG has heretofore delivered to each of TTIS and Subsidiary (a) its financial statements consisting of the audited balance sheets at December 31, 1996 and 1997, and the related statements of income, stockholders' equity and cash flows for the two (2) years then ended, which have been audited by Aronowitz, Chaiken & Hardesty, L.L.P., independent certified public accountants, and (b) its unaudited balance sheet at June 30, 1998 (the "Balance Sheet") statements of income and stockholders' equity and cash flows for the six months ended June 30, 1998 (collectively, the "JAG Financial Statements"). The JAG Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and present fairly the financial position of JAG as at the dates thereof and the results of operations for the periods and the cash flow indicated. The books and records of JAG are complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations and cash flow of JAG as set forth in the JAG Financial Statements.

          2.8. Absence of Undisclosed Liabilities. JAG has no liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, which have not been
     (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet, prepared in accordance with GAAP, set forth on the Balance Sheet, or (b) incurred in the ordinary course of business since June 30, 1998, or (c) in the case of other types of liabilities and obligations, described in Schedule 2.8, or (d) incurred, consistent with past practice, in the ordinary course of business of JAG (in the case of liabilities and obligations of the type referred to in clause (a) above).

          2.9. Guaranties. Schedule 2.9 hereto is a complete and accurate list and summary description of all written guaranties currently in effect heretofore issued by the Shareholders to any bank or other lender in connection with any credit facilities extended by such creditors to JAG or issued by the Shareholders in connection with any other contracts or agreements for the benefit of JAG (collectively, the "Guaranties"), including the name of such creditor and the amount of the indebtedness, together with any interest and fees currently owing and expected to be outstanding as of the Effective Date.

          2.10. Accounts and Notes Receivable/Inventories.

               (a) The accounts and notes receivable which are reflected on the Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the respective amount of the allowances for doubtful accounts and notes receivable, if any, reflected thereon, and are not subject to offsets other than in the ordinary course of business. The accounts and notes receivable of JAG which were added after June 30, 1998, are good and collectible in the ordinary course of business, less the respective amount of the allowances for doubtful accounts and notes receivable, if any, reflected on the books and records of JAG (which allowances were established on a basis consistent with prior practice), and are not subject to offsets.

               (b) The inventories reflected on the Balance Sheet consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which have been (i) written down to net realizable value or
          (ii) adequately reserved against on the books and records of JAG. All inventories are stated at the lower of cost or market.

          2.11. Absence of Changes. Since June 30, 1998, there have not been (a) any adverse change (other than as is normal in the ordinary course of business) in the condition (financial or otherwise), assets, liabilities, business, prospects, results of operations or cash flows of JAG (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance),
     (b) any waivers by JAG of any right, or cancellation of any debt or claim, of substantial value, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the JAG Capital Stock, or (d) any changes in the accounting principles or methods which are utilized by JAG.

          2.12. Litigation. Except as set forth in Schedule 2.12, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best knowledge of JAG and the Shareholders, threatened, against or relating to JAG or the Shareholders, the transactions contemplated hereby or any of the Assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to JAG, this Agreement, the transactions contemplated, the Business or any of the Assets, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice of JAG in any area, or the acquisition by JAG of any properties, assets or businesses, or (b) otherwise materially adverse to the Business, any of the Assets or JAG Capital Stock.

          2.13. No Violation of Law. To the best knowledge of the Shareholders and JAG, JAG is not engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to JAG, the Business or any of the Assets, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use laws and regulations.

          2.14. Properties. Except as set forth on Schedule 14A, all plants, structures and equipment which are utilized in the Business, or are material to the condition (financial or otherwise) of JAG are owned or leased by JAG, are free and clear of all Liens, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for the purposes for which they are used. Schedule 2.14B sets forth all (a) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by JAG, or which is subject to a title retention or conditional sales agreement or other security device, and (b) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by JAG.

          2.15. Intangibles/Inventions. Schedule 2.15 identifies (by a summary description) the Intangibles (as defined below), the ownership thereof and, if applicable, JAG's authority for use of the same, which Schedule is complete and correct and encompasses: (A) all United States and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, (collectively, the "Marks") owned in whole or in part or used by JAG, and all applications therefor, (B) all inventions, discoveries, improvements, processes, formulae, technology, know-how, processes and other intellectual property, proprietary rights and trade secrets relating to the Business (collectively, the "Inventions") and (C) all licenses and other agreements to which JAG is a party or otherwise bound which relate to any of the Intangibles or the Inventions or JAG's use thereof in connection with the Business (collectively, the "Licenses, and together with the Marks and the Inventions, the "Intangibles"). No violations of the terms of any of the aforesaid licenses and/or agreements have occurred. Except as disclosed on Schedule 2.15, (A) JAG owns or is authorized to use in connection with the Business all of the Intangibles;
     (B) no proceedings have been instituted, are pending, or to the best knowledge of JAG and the Shareholders, are threatened which challenge the rights of JAG with respect to the Intangibles or its use thereof in connection with the Business and/or the Assets or the validity thereof and, there is no valid basis for any such proceedings; (C) neither JAG's ownership of the Intangibles nor their use thereof in connection with the Business and/or the Assets violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; (D) none of the Intangibles, or JAG's use thereof in connection with the Business and/or the Assets is subject to any outstanding order, decree, judgment, stipulation or any lien, security interest or other encumbrance; and (E) JAG has not granted any license to third parties with regard to its Intangibles.

          2.16. Systems and Software. JAG owns or has the right to use pursuant to lease, license, sublicense, agreement, or permission all computer hardware, software and information systems listed on Schedule 2.16 and necessary for the operation of the businesses of JAG as presently conducted (collectively, "Systems"). Each System owned or used by JAG immediately prior to the Effective Date will be owned or available for use by JAG on identical terms and conditions immediately subsequent to the

     Effective Date. With respect to each System owned by a third party and used by JAG pursuant to lease, license, sublicense, agreement or permission: (a) the lease, license, sublicense, agreement or permission covering the System is legal, valid, binding, enforceable, and in full force and effect; (b) the lease, license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Effective Date; (c) no party to any such lease, license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, and permit termination, modification or acceleration thereunder; (d) no party to any such lease, license, sublicense, agreement or permission has repudiated any provision thereof;
     (e) JAG has not granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission;
     (f) JAG's use and continued use of such Systems does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business.

          2.17. Tax Matters.

               (a) Except as listed on Schedule 2.17, JAG has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined herein) shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which are set forth on the Balance Sheet are adequate for all accrued and unpaid taxes of JAG as of June 30, 1998, whether (i) incurred in respect of or measured by income of JAG for any periods prior to the close of business on that date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior to such date. JAG has duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. JAG has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best knowledge of JAG and the Shareholders, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the United States federal income tax returns of JAG have not been examined by the Internal Revenue Service ("the IRS"), nor has any states taxing authority examined any merchandize, personal property, sales or use tax returns of JAG.

               (b) JAG (i) has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the

          Internal Revenue Code of 1986, as amended (the "Code"), (ii) has no knowledge that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, and (iii) has no application pending with any governmental authority requesting permission for any change in accounting method.

               (c) As used herein, the term "Taxes" means all federal, state, county, local and other taxes and governmental assessments, including but not limited to income taxes, estimated taxes, withholding taxes, excise taxes, ad valorem taxes, payroll related taxes (including but not limited to premiums for worker's compensation insurance and statutory disability insurance), employment taxes, franchise taxes and import duties, together with any related liabilities, penalties, fines, additions to tax or interest.

          2.18. Insurance. Schedule 2.18 is a complete and correct list and summary description of all contracts and policies of insurance relating to any of the Assets, the Business or the Shareholders in which JAG is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by JAG with respect to any such policy.

          2.19. Banks; Powers of Attorney. Schedule 2.19 is a complete and correct list showing (a) the names of each bank in which JAG has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from JAG.

          2.20. Employee Arrangements. Schedule 2.20 is a complete and correct list and summary description of all (a) union, collective bargaining, employment, management, termination and consulting agreements to which JAG is a party or otherwise bound, and (b) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of JAG. Said Schedule also lists the names and compensation of all employees of JAG whose earnings during the last fiscal year were $25,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the current fiscal year.

          2.21. ERISA. JAG neither maintains nor is obligated to contribute to an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and JAG "welfare benefit plan", as such term is defined in
     Section 3(1) of ERISA.

          2.22. Environmental Matters. JAG and each of its subsidiaries has obtained and is in compliance with the terms and conditions of all required permits, licenses, registrations and other authorizations required under Environmental Laws (as hereinafter defined). To the best knowledge of the Shareholders and JAG, no asbestos in a friable condition, equipment containing polychlorinated biphenyls, leaking underground or above-ground storage tanks are contained in or located at any facility currently, or was contained or located at any facility previously owned, leased or controlled by JAG or any subsidiary of JAG heretofore in existence. JAG has not released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by JAG, any Hazardous Substance (as hereinafter defined), and to the best knowledge of JAG and the Shareholders, no third party has released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by JAG, and Hazardous Substances. JAG is in compliance with all applicable Environmental Laws. JAG has fully disclosed to TTIS all past and present noncompliance with, or liability under, Environmental Laws, and all past discharges, emissions, leaks, releases or disposals by it of any substance or waste regulated under or defined by Environmental Laws that have formed or could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws. JAG has not received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of JAG or its subsidiaries that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under, any applicable Environmental Laws. For purposes of this Section 2.22, (a) "Environmental Laws: mean applicable federal, state, local and foreign laws, regulations and codes relating in any respect to pollution or protection of the environment and (b) "Hazardous Substances" means any toxic, caustic or otherwise dangerous substance (whether or not regulated under federal, state or local environmental statutes, rules, ordinances, or orders), including (i) "hazardous substance" as defined in 42 U.S.C.
     Section 9601, and (ii) petroleum products, derivatives, byproducts and other hydrocarbons.

          2.23. Business Practices and Commitments. Set forth on Schedule 2.23 is a description of and a list and the amount of all of JAG's outstanding obligations with respect to (i) JAG's rebate and volume discount practice and obligations,

     (ii) JAG's allowance and customer return practice and obligations, (iii) JAG's co-op advertising and other promotional practices, and (iv) JAG's warranty practice and obligations as each of the foregoing relate to the customers and suppliers of JAG.

          2.24. Certain Business Matters. Except as is set forth in Schedule 2.24, (a) JAG is not a party to or bound by any publishing, distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the Business, (b) JAG has no sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (c) there are no pending or, to the best knowledge of JAG and the Shareholders, threatened labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of JAG, (d) the product and service warranties given by JAG or by which it is bound (complete and correct copies or descriptions of which have heretofore been delivered by JAG to TTIS) entail no greater obligations than are customary in the Business, (e) neither JAG nor the Shareholders is a party to or bound by any agreement which limits its or his, as the case may be, freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to JAG or the Shareholders, and (f) JAG is not a party to or bound by any agreement in which any officer, director or stockholder of JAG (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

          2.25. Certain Contracts. Schedule 2.25 is a complete and correct list of all material contracts, commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder and to which JAG is a party or otherwise bound, except for (a) purchase orders from vendors or customers and (b) each of those which (i) were made in the ordinary course of business and (ii) either (A) are terminable by JAG (and will be terminable by JAG) without liability, expense or other obligation on 30 days' notice or less, or (B) may be anticipated to involve aggregate payments to or by JAG of $50,000 (or the equivalent) or less calculated over the full term thereof, and (C) are not otherwise material to the Business. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by JAG to TTIS. Except as expressly stated on any of such Schedules, (1) each of agreements listed on
     Schedule 2.25 is in full force and effect, no other person or entity which is a party thereto or otherwise bound thereby is in material default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a material default or right of cancellation, acceleration or loss of contractual benefits thereunder; (2) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; and (3) each of them is fully assignable without the consent, approval, order or any waiver by, or any other action of or with any individual or individuals, without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term.

          2.26. Customers and Suppliers. Schedule 2.26 sets forth a complete and correct list, as of June 30, 1998, of (a) the 20 largest customers of the Business and the amount for which each such customer was invoiced, and (b) the 20 largest suppliers of the Business and the amount of goods and services purchased from each such supplier. There are no (i) threatened cancellations by the aforesaid customers or suppliers with respect to the Business, (ii) outstanding disputes by such customers or suppliers with JAG and the Business, or (iii) any adverse changes in the business relationship between the Business and any such customer or supplier. To the best knowledge of the Shareholders and JAG, the aforesaid suppliers and customers will continue their respective relationships with the Business after the Closing Date on substantially the same basis as now exists.

          2.27. Approvals/Consents. Except as set forth on Schedule 2.27, JAG currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the Business, all of which are in full force and effect and are transferable pursuant to the transaction contemplated hereby without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. Schedule 2.27 is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises. No material violations of the terms thereof have heretofore occurred or are known by the Shareholders to exist as of the date of this Agreement.

          2.28. Information as to JAG. None of the representations or warranties made by the Shareholders in this Agreement is, or contained in any of the JAG Documents to be executed and delivered hereto will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

          2.29. Pooling of Interests. Each of the parties hereto intends that the Merger be accounted for under the pooling of interests methods under the requirements of APB No. 16 of the AICPA, as amended by the SFAS Board and the related interpretations of the AICPA, the SFAS Board and the rules and regulations of the SEC. Neither JAG nor the Shareholders has, through the date of this Agreement, taken or agreed to take any action which would impair the ability of JAG to account for the business combination to be effected by the Merger as a pooling of interests. Except as set forth on
     Schedule 2.29:

               (a) Neither JAG nor the Shareholders own or will have, since the date two years prior to the Effective Date, owned any shares of TTIS Common Stock, nor shall JAG have been a subsidiary or a division of another entity since the date two years prior to the Effective Date.

               (b) JAG has no equity investments or rights to purchase equity investments of any kind in TTIS other than as pursuant to this Agreement and the other agreements referenced herein; and

               (c) JAG has not disposed of a significant amount of assets other than in the ordinary course of business since the date two years prior to the Effective Date.

          The equity transactions and the capital stock transactions for JAG and for each Shareholder since the date two years prior to the date hereof are set forth on Schedule 2.29.

          2.30. Securities Act Representation. Except in accordance with the Registration Rights Agreement (as defined in Section 5.16), each Shareholder is acquiring the TTIS Common Stock solely for investment purposes, with no intention of distributing or reselling any such stock or any interest therein. Each Shareholder is aware that the TTIS Common Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that neither the TTIS Common Stock nor any interest therein may be sold, pledged, or otherwise transferred unless the TTIS Common Stock is registered under the Securities Act or qualifies for an exemption under the Securities Act.

     3. Representations and Warranties as to TTIS and Subsidiary. TTIS and Subsidiary, jointly and severally, represent and warrant to JAG and the Shareholders as follows:

          3.1. Organization, Standing and Power. Each of TTIS and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the laws of the jurisdiction of their respective incorporation, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on its business as currently conducted by it and (iii) execute and deliver, and perform under this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto. Except as set forth on Schedule 3.1, there are no states or jurisdictions in which the character and location of any of the properties owned or leased by TTIS or the Subsidiary, or the conduct of their respective business operations makes it necessary for TTIS or the Subsidiary to qualify to do business as a foreign corporation. True and complete copies of the Certificate of Incorporation of TTIS and all amendments thereof, and of the By-laws of TTIS, as amended to date, have heretofore been furnished to JAG.

          3.2. Interests in Other Entities. Schedule 3.2 sets forth a true and complete list of all direct or indirect subsidiaries of TTIS (other than the Subsidiary) that are material to the financial condition of TTIS and it subsidiaries, together with the jurisdiction of incorporation of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by TTIS or another of TTIS's subsidiaries. Each of such subsidiaries are duly organized corporations, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation (as well as all applicable foreign jurisdictions necessary to its business operations) and have the requisite corporate power and authority and governmental authority to own, operate or lease the properties that each purports to own, operate or lease and to carry on its business as it is now being conducted.

          3.3. Capitalization.

               (a) The authorized capital stock of TTIS consists of 50,000,000 shares of TTIS Common Stock and 5,317,000 shares of Preferred Stock, par value $.01 per share (of which 1,850,000 shares of Series A Preferred Stock, $.01 par value per share, are outstanding). As of the date hereof, (i) 12,103,863 shares of TTIS Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 1,186,784 (both plan and non-plan) shares of TTIS Common Stock are issuable upon exercise of options and (iii) 913,164 shares of TTIS Common Stock are reserved for future issuance upon exercise of outstanding common stock purchase warrants.

               (b) The outstanding shares of capital stock of each of the subsidiaries of TTIS, including the Subsidiary, are duly authorized, validly issued, fully paid and nonassessable, and, except as set forth on Schedule 3.3, such shares are owned by TTIS, directly or indirectly, free and clear of all Liens and limitations on TTIS's voting rights. Except as noted on Schedule 3.3, there are no options, warrants or similar right outstanding with respect to shares of capital stock of any subsidiary.

               (c) Except as set forth in the SEC Reports (as defined in Section
          3.13 hereof) and on Schedule 3.3, and except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of TTIS to (A) repurchase, redeem or otherwise acquire any shares of the capital stock of TTIS (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (C) issue or distribute to any person any capital stock of TTIS, or (D) issue or distribute to holders of any of the capital stock of TTIS any evidences of indebtedness or assets of TTIS. All of the outstanding securities of TTIS have been issued and sold by TTIS in full compliance with applicable federal and state securities laws.

          3.4. Authority. The execution and delivery by TTIS and Subsidiary of this Agreement and of each agreement to be executed and delivered by either of them pursuant hereto (collectively, the "TTIS Documents"), the performance by each of them of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of TTIS and Subsidiary, and TTIS and Subsidiary have all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by TTIS and Subsidiary each other TTIS Document will be, the valid and binding obligation of TTIS or Subsidiary, as the case may be to the extent it is a party thereto, in accordance with the respective terms, thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

          3.5. Noncontravention. Except as set forth on Schedule 3.5, neither the execution and delivery by TTIS or the Subsidiary of this Agreement or of any other document, agreement or instrument to be executed and delivered by either or both of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation, By-Laws or other constituent documents of TTIS or the Subsidiary, each as amended to date, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to either or both of them, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either or both of them is a party or by which either or both of them or any of their respective assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to either or both of them, or (d) result in the creation or imposition of any lien, adverse claim, restriction, charge or encumbrance upon any of the assets of TTIS or the capital stock of TTIS, or (e) interfere with or otherwise adversely affect the ability of TTIS to carry on its business operations after the Effective Date in substantially the same basis as are now conducted by TTIS.

          3.6. Litigation. Except as set forth in the SEC Reports or on Schedule 3.4, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best knowledge of TTIS and the Subsidiary, threatened, against or relating to TTIS or the Subsidiary or the transactions contemplated hereby. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to TTIS, the Subsidiary, this Agreement or the transactions contemplated hereby, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice of TTIS in any area, or the acquisition by TTIS of any properties, assets or businesses, or (b) otherwise materially adverse to the TTIS Common Stock.

          3.7. No Violation of Law. To the best knowledge of TTIS and the Subsidiary, neither TTIS nor the Subsidiary is engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to TTIS, the Subsidiary or the businesses of either or both of them, including, but not limited to, those relating to: occupational safety and health matters; issues of environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use laws and regulations.

          3.8. Accounts and Notes Receivable/Inventories.

               (a) The accounts and notes receivable of TTIS which are reflected on the financial statements set forth in the SEC Reports are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the respective amount of the allowances for doubtful accounts and notes receivable, if any, reflected thereon, and are not subject to offsets other than in the ordinary course of business. The accounts and notes receivable of TTIS which were added after April 30, 1998, are good and collectible in the ordinary course of business, less the respective amount of the allowances for doubtful accounts and notes receivable, if any, reflected on the books and records of TTIS (which allowances were established on a basis consistent with prior practice), and are not subject to offsets.

               (b) The inventories reflected on the latest balance sheet contained in the SEC Reports consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which have been (i) written down to net realizable value or (ii) adequately reserved against on the books and records of TTIS. All inventories are stated at the lower of cost or market.

          3.9. Properties. All plants, structures and equipment which are material to the condition (financial or otherwise) of TTIS or the Subsidiary are owned or leased by TTIS operations or the Subsidiary, as applicable, are free and clear of all Liens except as otherwise disclosed in the SEC Reports, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for the purposes for which they are used. The SEC Reports and Schedule 3.9 sets forth all (a) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by TTIS or the Subsidiary, or which is subject to a title retention or conditional sales agreement or other security device, and (b) except for furniture, personal computers and personal property having a value less than $500.00 located at its various facilities, tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by TTIS or the Subsidiary.

          3.10. Systems and Software. TTIS owns or has the right to use pursuant to lease, license, sublicense, agreement, or permission all Systems necessary for the operation of the businesses of TTIS as presently conducted. Each System owned or used by TTIS immediately prior to the Effective Date will be owned or available for use by TTIS on identical terms and conditions immediately subsequent to the Effective Date. With respect to each System owned by a third party and used by TTIS pursuant to lease, license, sublicense, agreement or permission: (a) the lease, license, sublicense, agreement or permission covering the System is legal, valid, binding, enforceable, and in full force and effect; (b) the lease, license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Effective Date; (c) no party to any such lease, license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, and permit termination, modification or acceleration thereunder; (d) no party to any such lease, license, sublicense, agreement or permission has repudiated any provision thereof; (e) TTIS has not granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement or permission; (f)

     TTIS's use and continued use of such Systems does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business.

          3.11. Intangibles/Inventions. Schedule 3.11 identifies (by a summary description) the Intangibles, the ownership thereof and, if applicable, TTIS's authority for use of the same, which Schedule is complete and correct and encompasses: (A) all Marks owned in whole or in part or used by TTIS, and all applications therefor, (B) all inventions, discoveries, improvements, processes, formulae, technology, know-how, processes and other intellectual property, proprietary rights and trade secrets relating to the business of TTIS (collectively, the "Inventions") and (C) all licenses and other agreements to which TTIS is a party or otherwise bound which relate to any of the TTIS Intangibles or the TTIS Inventions or TTIS's use thereof in connection with the Business (collectively, the "TTIS Licenses, and together with the Marks and the TTIS Inventions, the "TTIS Intangibles"). No violations of the terms of any of the aforesaid licenses and/or agreements have occurred. Except as disclosed on Schedule 3.11, (A) TTIS owns or is authorized to use in connection with its business all of the TTIS Intangibles; (B) no proceedings have been instituted, are pending, or to the best knowledge of TTIS, are threatened which challenge the rights of TTIS with respect to the TTIS Intangibles or its use thereof in connection with the business operations of TTIS or the validity thereof and, there is no valid basis for any such proceedings; (C) neither TTIS's ownership of the TTIS Intangibles nor its use thereof in connection with its business operations violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; (D) none of the TTIS Intangibles, or TTIS's use thereof in connection with its business operations is subject to any outstanding order, decree, judgment, stipulation or any lien, security interest or other encumbrance; and (E) TTIS has not granted any license to third parties with regard to it the TTIS Intangibles.

          3.12. Tax Matters.

               (a) Except as listed on Schedule 3.12, TTIS has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which are set forth on TTIS' balance sheet set forth in its latest Form 10- QSB for the three months ended April 30, 1998 are adequate for all accrued and unpaid taxes of TTIS as of April 30, 1998, whether (i) incurred in respect of or measured by income of TTIS for any periods prior to the close of business on that date, or

          (ii) arising out of transactions entered into, or any state of facts existing, on or prior to such date. TTIS has duly withheld all payroll taxes, FICA and other federal, state and local taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. TTIS has not executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or, to the best knowledge of TTIS, threatened, action or proceeding by any governmental authority for the assessment or collection of Taxes. Within the past three years, the United States federal income tax returns of TTIS have not been examined by the IRS, nor has any states taxing authority examined any merchandize, personal property, sales or use tax returns of TTIS.

               (b) TTIS (i) has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code, (ii) has no knowledge that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, and (iii) has no application pending with any governmental authority requesting permission for any change in accounting method.

          3.13. Securities and Exchange Commission Filings; Financial
     Statements.

               (a) TTIS has filed on EDGAR all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission ("SEC") (collectively, the "SEC Reports"), as set forth in
          Schedule 3.13, each of which has complied in form in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, each as in effect on the date so filed. None of such reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) filed by TTIS, when filed (except to the extent revised or superseded by a subsequent filing with the SEC) contained any untrue statement of a material fact.

               (b) Each of the consolidated financial statements contained in the SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may otherwise be indicated in the notes thereto) and each presents fairly, in all material respects, the consolidated financial position of TTIS and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flow position for the periods indicated.

               (c) Except as and to the extent set forth on the balance sheet of TTIS and its subsidiaries as at April 30, 1998, including the notes thereto, TTIS and its subsidiaries taken as a whole, do not have any liabilities or obligations, whether or not accrued, contingent or otherwise, that would be required to be included on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since April 30, 1998, none of which would, individually or in the aggregate, have a material adverse effect on the financial condition, or results of the operations or cash flows of TTIS and its subsidiaries, on a consolidated basis.

          3.14. Stock Issuable in Merger. The Share Consideration, when issued, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever, except that the shares of TTIS Common Stock constituting the Share Consideration are not registered and will be subject to restrictions on transfers under the Securities Act.

          3.15. Absence of Changes. Since April 30, 1998, there have not been
     (a) any material adverse change (other than as is normal in the ordinary course of business, in the condition (financial or otherwise), assets, liabilities, business, prospects, results of operations or cash flows of TTIS and Subsidiary (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (b) any waivers by TTIS or Subsidiary of any right, or cancellation of any debt or claim, of substantial value, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the TTIS Common Stock, or (d) any changes in the accounting principles or methods which are utilized by TTIS or Subsidiary.

          3.16. Environmental Matters. TTIS and the Subsidiary have obtained and are in compliance with the terms and conditions of all required permits, licenses, registrations and other authorizations required under Environmental Laws. To the best knowledge of TTIS and the Subsidiary, no asbestos in a friable condition, equipment containing polychlorinated biphenyls, leaking underground or above-ground storage tanks are contained in or located at any facility currently, or was contained or located at any facility previously owned, leased or controlled by TTIS or the Subsidiary. Neither TTIS nor the Subsidiary has released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by TTIS, any Hazardous Substance, and to the best knowledge of TTIS and the Subsidiary, no third party has released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by TTIS, Hazardous Substances. TTIS is in compliance with all applicable Environmental Laws. TTIS has fully disclosed to JAG all past and present noncompliance with, or liability under, Environmental Laws, and all past discharges, emissions, leaks, releases or disposals by it of any substance or waste regulated under or defined by Environmental Laws that have formed or could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws. TTIS has not received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of TTIS or the Subsidiary that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under, any applicable Environmental Laws.

          3.17. Approvals/Consents. Except as set forth on Schedule 3.17, TTIS and the Subsidiary currently hold all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of its Business operations, all of which are in full force and effect and are transferable pursuant to the transaction contemplated hereby without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term. Schedule 3.17 is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises. No material violations of the terms thereof have heretofore occurred or are known by TTIS or the Subsidiary to exist as of the date of this Agreement.

          3.18. Pooling of Interests. Each of the parties hereto intends that the Merger be accounted for under the pooling of interests methods under the requirements of APB No. 16 of the AICPA, as amended by the SFAS Board and the related interpretations of the AICPA, the SFAS Board and the rules and regulations of the SEC. Neither TTIS nor the Subsidiary has, through the date of this Agreement, taken or agreed to take any action which would impair the ability of TTIS to account for the business combination to be effected by the Merger as a pooling of interests.

          3.19. Information as to TTIS and Subsidiary. None of the representations or warranties made by TTIS or Subsidiary in this Agreement, or contained in any of the TTIS Documents, to be executed and delivered hereto, is or will be, false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein contained not misleading.

     4. Indemnification.

          4.1. Indemnification by the Shareholders. Each of JAG (before the Effective Date) and the Shareholders, jointly and severally, hereby indemnifies and agrees to defend and hold harmless each of TTIS and Subsidiary from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which either of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any misrepresentation of a fact contained in any representation of JAG and/or the Shareholders contained in, or the breach by JAG, or the Shareholders of any warranty or covenant made by any one or all of them in, any JAG Document and/or any Shareholder Document. The foregoing indemnification shall also apply to direct claims by TTIS and/or Subsidiary against the Shareholders.

          4.2. Indemnification by TTIS and Subsidiary. Each of TTIS and Subsidiary, jointly and severally, indemnifies and agrees to defend and hold harmless each of JAG (before the Effective Date) and the Shareholders from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which it or he may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any misrepresentation of a fact contained in any representation of TTIS and/or Subsidiary contained in, or the breach by TTIS or Subsidiary of any warranty or covenant made by either or both of them in, any TTIS Document. The foregoing indemnification shall also apply to direct claims by JAG or the Shareholders against TTIS and/or Subsidiary.

          4.3. Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Subsections 4.1 or 4.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have 10 business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

          4.4. Limitation. Notwithstanding the provisions of this Section 4, the indemnification obligations shall not be applicable except to the extent that the aggregate of all indemnifiable amounts sought against the indemnifying parties exceeds $250,000; provided, however, in no event shall the maximum liability of each Shareholder exceed the amounts, determined by the following formulas:

==========================================================================================
                                      Number of TTIS
                  Percentage of        Common Stock            Multiplied         Maximum
  Name            JAG Ownership          Received                  By            Liability
------------------------------------------------------------------------------------------
David                  45%              1,237,500                 ("X")           $_______
------------------------------------------------------------------------------------------
Robert                 50%              1,375,000                 ("X")           $_______
------------------------------------------------------------------------------------------
Thomas                  5%                137,500                 ("X")           $_______
------------------------------------------------------------------------------------------
 Total:               100%              2,750,000                 ("X")           $_______
==========================================================================================

"X" = the average of the closing bid price per share of the TTIS Common Stock on the five trading days immediately proceeding the Closing Date.

          4.5. Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

     5. Covenants

          5.1. Investigation.

               (a) Between the date hereof and the Closing Date, TTIS and/or Subsidiary, on the one hand, and JAG and the Shareholders, on the other hand, may, directly and through their representatives, make such investigation of each other corporate party and their respective businesses and assets of the other corporate party or parties as each deems necessary or advisable (the entity and/or its representatives making such investigation being the "Investigating Party"), but such investigation shall not affect any of the representations and warranties contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, the Investigating Party shall have reasonable access, during normal business hours after the date hereof, to all properties, books, contracts, commitments and records of each other, and shall furnish to the other and their representatives such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. Each of TTIS and Subsidiary, on the one hand, and JAG and the Shareholders, on the other, and the respective management, employees, accountants and attorneys of the corporate parties shall cooperate fully with the Investigating Party in connection with such investigation.

               (b) The parties hereto hereby agree that all confidential information of a party to which an Investigating Party obtains access shall be deemed "Confidential Information." As used in this Section, the term "Confidential Information" shall mean any and all information (verbal and written) relating to the Business, including, but not limited to, information relating to: identity and description of goods and services used; purchasing; costs; pricing; sources; machinery and equipment; technology; research, test procedures and results; customers and prospects; marketing; and selling and servicing;

               (c) After the Effective Date each of the Shareholders agrees not to, at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever except such disclosures which are necessary to comply with their duties as officers of the Surviving Corporation.

          5.2. Non-Compete Covenant. Each of the Shareholders hereby acknowledges and confirms that, in connection with the Merger, such Shareholder has agreed to certain non-compete and other restrictive covenants which are set forth in such Shareholder's respective Employment Agreements (as hereinafter defined) entered into pursuant to this Agreement.

          5.3. Consummation of Transaction. Each of the parties hereto hereby agrees to use its best efforts to cause all conditions precedent to his or its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

          5.4. Cooperation/Further Assurances.

               (a) Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement.

               (b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as TTIS and/or Subsidiary, on the one hand, and/or JAG and/or the Shareholders, on the other, or their respective legal counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

          5.5. Accuracy of Representations. Each party hereto agrees that prior to the Effective Date he or it will enter into no transaction and take no action, and will use his or its best efforts to prevent the occurrence of any event (but excluding events which occur in the ordinary course of business and events over which such party has no control), which would result in any of his or its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument executed and delivered by him or it pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

          5.6. Notification of Certain Matters. JAG and the Shareholders shall give prompt notice to TTIS and Subsidiary, and

     TTIS or Subsidiary shall give prompt notice to JAG and the Shareholders, as the case may be, of (a) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Date and (b) any material failure of JAG and/or the Shareholders, on the one hand, and of TTIS and/or Subsidiary, on the other, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by him or it hereunder; provided, however, that the delivery of any notice pursuant to this Subsection 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          5.7. Broker. Each of TTIS, Subsidiary, JAG, and the Shareholders represents and warrants to the other parties that no broker or finder was engaged or dealt with in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments.

          5.8. No Solicitation of Transactions. Prior to the earlier of the Effective Date or the termination of this Agreement, neither JAG nor any of the Shareholders will, directly or indirectly, through any director, officer, employee, investment banker, financial advisor, attorney, accountant or other agent or representative of JAG otherwise, solicit, initiate or encourage the submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the JAG Capital Stock, Assets or Business of, or any equity interest in, JAG, or any business combination with JAG (other than the Merger contemplated hereby) and other than with TTIS and/or Subsidiary, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. JAG and the Shareholders shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the transaction contemplated hereby). JAG and the Shareholders shall promptly notify TTIS if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to TTIS, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer.

          5.9. Prohibited Conduct. Each of JAG and the Shareholders, jointly and severally, covenants and agrees that, during the period from the date hereof to the Effective Date, except pursuant to the terms hereof or unless TTIS shall otherwise agree in writing, the Business shall be conducted only, and JAG shall not take any action except, in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and JAG shall use its best efforts to preserve intact its Assets, the Business and the business organization of JAG, to keep available the services of the present officers, employees and consultants of JAG, and to preserve the present relationships of JAG with customers, suppliers and other persons with whom JAG has business relations. By way of illustration, and not limitation, neither JAG nor the Shareholders shall, between the date of this Agreement and the Effective Date, directly or indirectly, do or propose or commit to do, any of the following without the prior written consent of TTIS:

               (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the JAG Capital Stock, or
          (ii) split, combine or reclassify any of the JAG Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the JAG Capital Stock, or otherwise;

               (b) authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber, any shares of JAG Capital Stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities convertible securities or any other securities or equity equivalents;

               (c) (i) increase the compensation payable or to become payable to any officer, director, employees or consultant of JAG, except pursuant to the terms of contracts, policies or benefit arrangements in effect on the date hereof, or (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, other employee or consultant of JAG or any of its subsidiaries, except pursuant to the terms of contracts, policies and benefit arrangements in effect on the date hereof, or (iii) establish, adopt, enter into or amend any collective bargaining (other than in accordance with past practice), bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or consultants of JAG;

               (d) amend the Certificate of Incorporation, By-Laws or other comparable charter or organizational documents of JAG or alter through merger, liquidation, reorganization, restructuring, or in any other fashion, the corporate structure or ownership of JAG;

               (e) acquire, or agree to acquire, (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to JAG, except purchases consistent with past practice;

               (f) sell, lease, license, mortgage or otherwise encumber or subject to any lien, security interest, pledge or encumbrance or otherwise dispose of any of the Assets, except sales in the ordinary course of business consistent with past practice;

               (g) permit JAG to incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of JAG, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for (i) short-term borrowings incurred in the ordinary course of business consistent with past practice, and (ii) the existing Provident Bank Facility disclosed in Schedule 5.9(g).

               (h) except in the ordinary course of business, enter into any agreement, contract, commitment, involving a commitment on the part of JAG to purchase, sell, lease or otherwise dispose of assets or require payment by JAG in excess of $50,000;

               (i) make any capital expenditures;

               (j) adopt a plan of complete or partial liquidation of JAG or resolutions providing for or authorizing such a liquidation or the dissolution, merger, consolidation, restructuring, recapitalization or reorganization of JAG;

               (k) cause JAG to recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement;

               (l) change any accounting principles used by JAG, unless required by the Financial Accounting Standards Board;

               (m) make any tax election of, or settle, compromise any income tax liability of, or file any federal income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of the operations of JAG and its subsidiaries, if any, taken as a whole;

               (n) settle or compromise any litigation in which JAG is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $5,000 and in the aggregate in an amount in excess of $25,000; and

               (o) authorize any of, or commit or agree to take any of, the foregoing actions.

          5.10. Tax-Free Reorganization. Each of the parties hereto agree to use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code, and to obtain the opinion of its respective counsel. Each party shall make, and shall use all reasonable efforts to cause those of its respective shareholders that counsel to the parties shall reasonably request to make, such representations and provide certificates as counsel to the parties shall reasonably request to enable them to render such opinions.

          5.11. Pooling of Interests. Neither JAG nor the Shareholders shall take any action which would adversely affect the likelihood of treating, for financial reporting purposes, the Merger as a "pooling of interests."

          5.12. Payment of Taxes Upon Merger. The Shareholders shall be responsible for, and shall pay, any and all sales, use, purchase, transfer and similar taxes (real estate or otherwise), and any and all filing, recording, registration and similar fees, arising out of the transfer of JAG Capital Stock pursuant to the Merger.

          5.13. Stock Options. At the Effective Date, TTIS shall reserve an additional 250,000 shares of TTIS Common Stock under its 1997 Stock Option Plan (the "1997 Plan") for the granting of incentive stock options to the key employees of the Surviving Corporation listed on Schedule 5.13 after the Effective Date. All such options shall be granted pursuant to the terms and conditions of the 1997 Plan.

          5.14. Employment Agreements. At the Effective Date, each of Nicholas Alexander, Robert, David and Thomas shall enter into an employment agreement with the Surviving Corporation in the form of Exhibits D, E, F and G hereto, respectively (the "Employment Agreements").

          5.15. Registration Rights Agreement. At the Closing, TTIS shall enter into a registration rights agreement with the Shareholders, substantially in the form attached hereto as Exhibit H (the "Registration Rights Agreement"), with respect to a portion of the Share Consideration.

          5.16. Business Office. Cincinnati, Ohio shall be the principal place of business for the Surviving Corporation for the next five (5) years.

          5.17. TTIS Board of Directors. The members of the board of directors of TTIS (the "TTIS Board") shall use their best efforts to have appointed and elected Robert Alexander as a member of the TTIS Board, effective within three (3) days of the Closing Date, to hold such office in accordance with applicable law, the Certificate of Incorporation of TTIS and its By-Laws until his resignation, removal or replacement.

     6. Conditions of Merger.

          6.1. Conditions to Obligations of TTIS and Subsidiary to Effect the Merger. The respective obligations of TTIS and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

               (a) Accuracy of Representations and Warranties. The representations and warranties of each of JAG and the Shareholders contained in any Shareholders Document or JAG Document delivered by either or both of them shall have been true when made, and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

               (b) Performance of Agreements. Each of JAG and the Shareholders, as the case may be, shall have performed, observed and complied in all material respects with all of their obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects conditions contained in any Shareholders Document or JAG Document and required to be performed, observed or complied with, or to be satisfied or fulfilled, by JAG or the Shareholders at or prior to the Effective Date.

               (c) Results of Investigation. TTIS and Subsidiary shall be satisfied with the results of any investigation of the business and affairs of JAG undertaken by them pursuant to Subsection 5.1 hereof, including, without limitation, satisfaction that the transaction would be "accretive" to the Earnings Per Share (fully diluted basis) of TTIS for the 1998 fiscal year.

               (d) Board Authorization. Approval by the Board of Directors and the shareholders of JAG with respect to the execution and delivery of, and the performance by JAG of its obligations under, this Agreement and the transactions contemplated hereunder.

               (e) Pooling of Interests. TTIS shall have received an opinion, in form attached as Exhibits I-1 and I-2, from each of Aronowitz, Chaiken & Hardesty, LLP and Price Waterhouse Coopers, LLP, independent auditors of JAG and TTIS, respectively, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such accountants may rely upon reasonable representations and certificates of JAG and TTIS and their respective directors, officers and shareholders.

               (f) Affiliate Letters. TTIS shall have received a letter in substantially the form annexed hereto as Exhibit J from each of JAG, its officers and directors, the holders of JAG Capital Stock (or other securities of JAG) and any of its other "affiliates" within the meaning of Rule 145 of the Securities Act.

               (g) Financing Arrangements. TTIS and JAG shall have executed a definitive agreement consistent with the term sheet attached hereto as
          Schedule 6.1(g) with respect to financing arrangements with respect to the on-going operations of JAG.

               (h) Tangible Net Worth. JAG shall have at least $1,800,000 of Tangible Net Worth as of the Closing Date. For purposes hereof, "Tangible Net Worth" shall mean the amount reflected on JAG's Balance Sheet as "Stockholder's Equity."

               (i) Opinion of Counsel for JAG. TTIS and Subsidiary shall have received an opinion of Keating, Muething & Klekamp, P.L.L., counsel for JAG and the Shareholders, dated the Closing Date, in substantially the form of Exhibit K hereto.

               (j) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted or threatened by any person or entity, and which, in the reasonable judgment of TTIS (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

               (k) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) (the "Consents") including, without limitation, all Consents from the primary lending institutions of each of JAG, TTIS and the Subsidiaries, required as a precondition to the performance by JAG and the Shareholders of their respective obligations hereunder and under any agreement delivered pursuant hereto, or which in TTIS's reasonable judgment are necessary to continue unimpaired, subsequent to the Effective Date, any rights in and to the Assets and/or the Business which could be impaired by the Merger, shall have been duly obtained and shall be in full force and effect.

               (l) Date of Consummation. The Merger shall have been consummated on or prior to August 31, 1998, or such later date as the parties shall agree by a written instrument signed by all of them.

               (m) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by JAG and the Shareholders pursuant hereto, shall be satisfactory in all material respects to TTIS and its counsel.

               (n) No Material Adverse Change. Except as otherwise provided by this Agreement, there shall not have occurred after the date hereof, in the reasonable judgment of TTIS, a material adverse change in the financial or business condition of JAG.

               (o) Employment Agreements. Each of Nicholas Alexander, Robert, David and Thomas shall have executed and delivered their respective Employment Agreements.

               (p) Closing Certificate. Each of the Shareholders shall have furnished TTIS and Subsidiary with certificates, all dated the Closing Date, to the effect that all the representations and warranties of JAG and the Shareholders are true and complete and all covenants to be performed by JAG or the Shareholders at or as of the Closing have been performed and conditions to be satisfied at or as of the Closing have been waived or satisfied.

          6.2. Conditions to Obligations of JAG and the Shareholders to Effect the Merger. The obligations of JAG and the Shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

               (a) Accuracy of Representations and Warranties. The representations and warranties of TTIS and Subsidiary contained in any TTIS Documents delivered by either

          TTIS or Subsidiary or both of them shall have been true when made, and, in addition, shall be true in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

               (b) Performance of Agreements. Each of TTIS and Subsidiary shall have performed, observed and complied, in all material respects, with all obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any TTIS Document and required to be performed, observed or complied with, or satisfied or fulfilled, by TTIS and Subsidiary of them at or prior to the Closing Date.

               (c) Board Authorization. Approval by the TTIS Board of the execution and delivery of, and the performance by TTIS of its obligations under, this Agreement and the transactions contemplated thereunder.

               (d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby shall have been instituted or threatened by any person or entity, and which in the reasonable judgment of the Shareholders (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it inadvisable to proceed with the consummation of such transactions.

               (e) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments and modifications to existing agreements with third parties) required as a precondition to the performance by TTIS and Subsidiary of their respective obligations hereunder and under any agreement delivered pursuant hereto, shall have been duly obtained and shall be in full force and effect.

               (f) Pooling of Interests. TTIS shall have received an opinion, in form attached as Exhibits I-1 and I-2, from each of Aronowitz, Chaiken & Hardesty, LLP and Price Waterhouse Coopers, LLP, independent auditors of JAG and TTIS, respectively, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

               (g) Opinion of Counsel for TTIS and the Subsidiary. JAG shall have received an opinion of Tenzer Greenblatt LLP, counsel for TTIS and the Subsidiary, dated the Closing Date, in substantially the form of Exhibit L hereto.

               (h) No Material Adverse Change. Except as otherwise provided by this Agreement, there shall not have occurred after the date hereof, in the reasonable judgment of JAG, a material adverse change in the financial or business condition of TTIS and its subsidiaries, taken as a whole.

               (i) Date of Consummation. The Merger shall have been consummated on or prior to August 31, 1998, or such later date as the parties shall agree by a written instrument signed by all of them.

               (j) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by TTIS and Subsidiary pursuant hereto, shall be satisfactory in all material respects to the Shareholders and its counsel.

               (k) Stock Options. TTIS shall have authorized the issuance pursuant to its 1997 Plan of options to purchase up to an aggregate of 250,000 shares of the TTIS Common Stock to key employees of the Surviving Corporation listed on Schedule 5.13.

               (l) Employment Agreements. The Surviving Corporation shall have executed and delivered to each of Nicholas Alexander, Robert, David and Thomas their respective Employment Agreements.

               (m) Registration Rights Agreement. TTIS shall have entered into the Registration Rights Agreement.

               (n) Closing Certificate. Each of TTIS and Subsidiary shall have furnished JAG with certificates, each executed by their respective presidents, dated the Closing Date, to the effect that all the representations and warranties of TTIS or Subsidiary, as the case may be, are true and complete in all material respects and all covenants to be performed by each of TTIS or Subsidiary, as the case may be, at or as of the Closing have been performed in all material respects and conditions to be satisfied at or as of the Closing have been waived or satisfied in all material respects.

     7. The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8, the closing of the Merger (the "Closing") will take place at the offices of Tenzer Greenblatt LLP as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in
Section 6 but in no event later than August 31, 1998 (the "Closing Date"); or such later date as shall have been fixed by a written instrument signed by the parties.

          7.1. Deliveries by TTIS and Subsidiary at the Closing. At the Closing, TTIS and Subsidiary shall deliver the following:

               (a) stock certificate(s), representing the Share Consideration registered in the names of the Shareholders;

               (b) copies of (i) resolutions adopted by the TTIS Board authorizing TTIS to execute and deliver the TTIS Documents to which it is a party, to perform its obligations thereunder and to effect the Merger upon the terms and subject to the conditions set forth therein, and (ii) resolutions adopted by the board of directors of the Subsidiary, and the written consent of the sole shareholder, authorizing Subsidiary to execute and deliver the Subsidiary Documents to which it is a party, to perform its obligations thereunder and to effect the Merger upon the terms and subject to the conditions set forth therein, duly certified by the Secretaries or Assistant Secretaries of TTIS and the Subsidiary, respectively;

               (c) certificates of the Secretary or Assistant Secretary of each of TTIS and Subsidiary certifying as to the incumbency and specimen signatures of the officers of TTIS and Subsidiary executing the TTIS Documents on behalf of such corporation;

               (d) confirmation, in the form of satisfactory to the parties hereto, from the States of Delaware and Ohio that the Certificate of Merger of the Subsidiary with and into JAG has been filed with such Secretaries of State; together with a copy of the executed form of such agreement;

               (e) the Registration Rights Agreement duly executed by TTIS;

               (f) the Employment Agreements, duly executed by the Surviving Corporation; and

               (g) the incentive stock options pursuant to Section 5.13.

          7.2. Deliveries by JAG and/or the Shareholders at the Closing. At the Closing, JAG and/or the Shareholders, as applicable, shall deliver to TTIS and/or Subsidiary, as the case may be, the following:

               (a) stock certificate(s) representing the JAG Capital Stock, duly executed by the Shareholders;

               (b) a copy of the resolutions of the Board of Directors of JAG, and the written consent of the Shareholders, authorizing JAG to execute and deliver the JAG Documents, to perform its obligations thereunder and to effect the Merger upon the terms and conditions thereunder, duly certified by the Secretary or assistant Secretary of JAG;

               (c) certificates of the Secretary or Assistant Secretary of JAG certifying as to the incumbency and specimen signatures of the officers of JAG executing the JAG Documents on behalf of such corporation;

               (d) the Employment Agreements, duly executed by Nicholas Alexander, Robert, David and Thomas;

               (e) the Registration Rights Agreement duly executed by the Shareholders; and

               (f) the Investment Representation Agreement, in the form of Exhibit M, duly executed by the Shareholders.

          7.3. Other Deliveries. In addition, the parties shall execute and deliver such other documents as may be required by this Agreement and as either of them or their respective counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement.

     8. Termination, Amendment and Waiver.

          8.1. Termination. This Agreement may be terminated at any time prior to the Effective Date:

               (a) By mutual consent of the Boards of Directors of TTIS and JAG; or

               (b) By TTIS, on the one hand, or JAG and the Shareholders, on the other hand, if any of the conditions precedent with respect to the other party, as set forth in Sections 6.1 and 6.2, respectively, have not been satisfied or waived on or before the Closing Date.

               (c) By TTIS, on the one hand, or JAG and the Shareholders, on the other hand, if (i) the Merger shall not have been consummated by August 31, 1998, or such later date as the parties shall have fixed by written instrument signed by the parties hereto; provided, however, that the right to terminate this Agreement under this Subsection shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date or (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

               (d) By TTIS, on the one hand, or by JAG and the Shareholders, on the other hand, if, in the reasonable judgment of TTIS or JAG and the Shareholders, as the case may be, (and provided such parties are not then in material breach of their respective obligations hereunder), it shall have been determined that the transaction contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against TTIS or JAG.

               (e) By TTIS, on the one hand, or JAG and the Shareholders, on the other hand, if, in the reasonable judgment of TTIS or JAG or the Shareholders, as the case may be (and provided such parties are not then in material breach of their respective obligations hereunder), it shall be determined that the business or financial condition of the other unrelated corporate party hereto has been materially and adversely affected since the date of its last balance sheet (to wit, April 30, 1998 as to TTIS and June 30, 1998 as to JAG), whether by reason of changes, developments or operations in the normal course of business or otherwise.

          8.2. Effect of Termination. In the event of the termination of this Agreement as provided in this Section 8, this Agreement shall, forthwith become null and void and there shall be no liability on the part of any party hereto and nothing herein shall relieve any party from liability for any wilful breach hereof. Such termination shall not, however, affect the obligations of the parties with respect to any Confidential Information exchanged by the parties pursuant to Section 5.1 hereof.

          8.3. Fees and Expenses.

               (a) TTIS and the Subsidiary, on the one hand, and the Shareholders, on the other hand, shall bear their own expenses in connection with the transactions contemplated hereby; provided, however, that TTIS and/or the Subsidiary shall reimburse JAG for the reasonable legal and other professional fees incurred by JAG in connection with this transaction, up to a maximum amount of $50,000, in the event that the Merger is not consummated by any reason other than JAG's failure to meet the tangible net worth requirement of
          Section 6.1(h).

               (b) TTIS shall issue 50,000 shares of TTIS Common Stock to JAG (which stock will not be registered under the Act) in the event that the Merger is terminated by the TTIS Board for any reason other than a decision to terminate the Merger pursuant to Sections 6.1(c), (e),
          (g), (h) and (k) hereof or with respect to the granting of registration rights, in which event TTIS shall have no obligation to issue any shares to JAG.

          8.4. Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     9. Survival of Representations and Warranties.

     Each of the parties hereto hereby agrees that: (i) representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto with respect to tax matters, environmental compliance and ERISA matters shall survive the respective statutes of limitations for such matters; and (ii) all other representations or warranties made herein shall survive the Closing Date for a period of two (2) years after the Effective Date.

     10. General Provisions.

          10.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally, by overnight courier or mailed by express, registered or certified mail (postage prepaid, return receipt requested) or by facsimile transmittal, confirmed by express, certified or registered mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

     If to TTIS or Subsidiary:         Take-Two Interactive Software, Inc.
                                       575 Broadway
                                       New York, New York 10012
                                       Attn: Ryan A. Brant

     with a copy to:                   Tenzer Greenblatt LLP
                                       405 Lexington Avenue
                                       New York, New York 10174
                                       Attn:  Barry S. Rutcofsky, Esq.
     If to JAG or
     the Shareholders:                 Jack of All Games, Inc.
                                       2909 Crescentville Road
                                       Cincinnati, Ohio 45069
                                       Attn: Nicholas R. Alexander

     with a copy to:                   KEATING, MUETHING & KLEKAMP, P.L.L.
                                       One East Fourth Street
                                       Cincinnati, Ohio 45202

                                       Attn:  J. David Rosenberg, Esq.

          10.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

          10.3. Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          10.4. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          10.5. Schedules. All references in this Agreement to Schedules shall mean the schedules identified in this Agreement, which are incorporated into this Agreement and shall be deemed a part of the representations and warranties to which they relate. To the extent a disclosure has been made by TTIS, Subsidiary, JAG or the Shareholders on any Schedule, it shall be in writing, shall indicate the section pursuant to which it is being delivered, and shall be initialed by the delivering party. For purposes of this Agreement, information which is necessary to make a given Schedule complete and accurate, but is omitted therefrom, shall nevertheless be deemed to be contained therein if it is contained on any other Schedule; but only if such information appears on such other Schedule in such form and detail that it is responsive to the requirements of such given Schedule.

          10.6. No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void.

          10.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to its choice of law principles. Each of TTIS, Subsidiary, JAG and the Shareholders hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York and of the United States located in the County of New York, State of New

     York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum.


             [END OF PAGE - SECTION 10.8 AND SIGNATURE PAGE FOLLOWS]

          10.8. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of Take-Two Interactive Software, Inc., Subsidiary, JAG, Ltd., by their respective officers thereunto duly authorized, the Shareholders, individually, have caused this Agreement to be executed as of the date first written above.

                              TAKE-TWO INTERACTIVE SOFTWARE, INC.



                              By:   /s/ Ryan A. Brant
                                    --------------------------------------------
                                    Name:  Ryan A. Brant
                                    Title: Chairman of the Board


                              JAG ACQUISITION CORP.



                              By:    /s/ Ryan A. Brant
                                    --------------------------------------------
                                    Name: Ryan A. Brant
                                    Title: President

                              JACK OF ALL GAMES, INC.



                              By:  /s/ Nicholas R. Alexander
                                    --------------------------------------------
                                    Name:  Nicholas R. Alexander
                                           Title: Chief Executive Officer



                                    /s/ David Rosenbaum
                              --------------------------------------------------
                              DAVID ROSENBAUM


                                    /s/ Thomas Rosenbaum
                              --------------------------------------------------
                              THOMAS ROSENBAUM


                                    /s/ Robert Alexander
                              --------------------------------------------------
                              ROBERT ALEXANDER